Exhibit 99.1

3756 Central Avenue Riverside, CA 92506 (951) 686 – 6060	Contacts: Craig G. Blunden, Chairman and CEO Donavon P. Ternes, President, COO and CFO

PROVIDENT FINANCIAL HOLDINGS REPORTS
FOURTH QUARTER FISCAL 2011 EARNINGS

Net Income for Fiscal 2011 Increases by $12.1 Million

Non-Performing Assets Decline by 38%

Record Year in Loans Originated for Sale ($2.1 Billion)

Riverside, Calif. – July 28, 2011 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced fourth quarter earnings for the fiscal year ended June 30, 2011.
            For the quarter ended June 30, 2011, the Company reported net income of $2.10 million, or $0.18 per diluted share (on 11.48 million average shares outstanding), compared to net income of $3.20 million, or $0.28 per diluted share (on 11.35 million average shares outstanding), in the comparable period a year ago.  The decrease in net income for the fourth quarter of fiscal 2011 was primarily attributable to a decrease in net interest income (before provision for loan losses), and increases in the provision for loan losses and compensation expenses, partly offset by an increase in the gain on sale of loans and an improvement in real estate owned operations as compared to the same period last year.
“We are very pleased with our fiscal 2011 financial results and believe there is much opportunity to grow our community banking business in the markets we serve.  Of course, stubbornly poor general economic conditions must improve for us to fully capitalize on those opportunities,” said Craig G. Blunden, Chairman and Chief Executive Officer of the Company.  “Our mortgage banking results were greatly improved in fiscal 2011 and mortgage rates remain very low by historical standards suggesting a favorable mortgage banking outlook as we embark on a new fiscal year.”
      As of June 30, 2011 the Bank exceeded all regulatory capital requirements with Tangible Capital, Core Capital, Total Risk-Based Capital and Tier 1 Risk-Based Capital ratios of 10.53 percent, 10.53 percent, 17.56 percent and 16.30 percent, respectively.  As of June 30, 2010 these ratios were 8.82 percent, 8.82 percent, 13.17 percent and 11.91 percent, respectively.  For each period, the Bank’s capital ratios exceeded the minimum required ratios to be deemed “well-capitalized” (5.00 percent for Core Capital, 10.00 percent for Total Risk-Based Capital and 6.00 percent for Tier 1 Risk-Based Capital).
Return on average assets for the fourth quarter of fiscal 2011 decreased to 0.63 percent from 0.92 percent for the same period of fiscal 2010.  Return on average stockholders’ equity for the fourth quarter of fiscal 2011 also decreased to 5.99 percent from 10.16 percent for the comparable period of fiscal 2010.
On a sequential quarter basis, the fourth quarter net income reflects a 10 percent decrease from net income of $2.34 million in the third quarter of fiscal 2011.  The decrease in net income in the current quarter was primarily attributable to a decrease in the gain on sale of loans, an increase in incentive compensation expenses and the $1.08 million net gain on sale of the retail banking facility in Temecula, California in the third quarter of fiscal 2011 (not replicated in the fourth quarter of fiscal 2011), partly offset by a decrease in the provision for loan losses.  Diluted earnings per share for the fourth quarter of fiscal 2011 decreased to $0.18 per share from $0.20 per share in the third quarter of fiscal 2011.  Return on average assets decreased slightly to 0.63 percent for the fourth quarter of fiscal 2011 from 0.69 percent in the third quarter of fiscal 2011; and return on average stockholders’ equity for the fourth quarter of fiscal 2011 was 5.99 percent, compared to 6.79 percent for the third quarter of fiscal 2011.
For the fiscal year ended June 30, 2011, net income improved significantly to $13.22 million from $1.12 million for the prior fiscal year; and the diluted earnings per share for fiscal 2011 improved to $1.16 from $0.13 for the prior fiscal year.  The return on average assets for the fiscal year ended June 30, 2011 improved to 0.97 percent from 0.08 percent for fiscal 2010.  The return on average stockholders’ equity for the fiscal year ended June 30, 2011 also improved to 9.74 percent from 0.94 percent for the last fiscal year.
Net interest income before the provision for loan losses decreased $1.24 million, or 12 percent, to $9.06 million in the fourth quarter of fiscal 2011 from $10.30 million for the same quarter in fiscal 2010, due to the combination of decreases in average earning assets and the net interest margin.  Non-interest income increased $1.57 million, or 28 percent, to $7.26 million in the fourth quarter of fiscal 2011 from $5.69 million in the same quarter of fiscal 2010.  Non-interest expenses increased $1.34 million, or 13 percent, to $11.81 million in the fourth quarter of fiscal 2011 from $10.47 million in the same quarter in fiscal 2010.  The increase in both non-interest income and non-interest expenses relate primarily to mortgage banking operations: higher gain on sale of loans ($5.74 million versus $4.53 million) and higher mortgage banking compensation expense

($4.14 million versus $3.20 million), primarily due to higher incentive compensation expense.
The average balance of loans outstanding decreased by $121.5 million, or 10 percent, to $1.06 billion in the fourth quarter of fiscal 2011 from $1.18 billion in the same quarter of fiscal 2010.  The managed decline in the loan balance was consistent with the Company’s desire to reduce its credit risk profile in response to current economic conditions and providing sufficient balance sheet capacity for its mortgage banking operations.  The average yield on loans receivable decreased by 51 basis points to 5.01 percent in the fourth quarter of fiscal 2011 from an average yield of 5.52 percent in the same quarter of fiscal 2010.  The decrease in the average loan yield was primarily attributable to payoffs of loans which had a higher yield than the average yield of loans held for investment and adjustable rate loans repricing to lower interest rates.  Loans originated for investment in the fourth quarter of fiscal 2011 totaled $4.6 million (including a $481,000 commercial real estate loan purchased for investment), consisting primarily of single-family and multi-family loans.  The outstanding balance of “preferred loans” (multi-family, commercial real estate, construction and commercial business loans) decreased by $47.9 million, or 10 percent, to $413.0 million at June 30, 2011 from $460.9 million at June 30, 2010.  There were no construction loans outstanding at June 30, 2011.  The percentage of preferred loans to total loans held for investment at June 30, 2011 increased to 45 percent from 44 percent at June 30, 2010.  Loan principal payments received in the fourth quarter of fiscal 2011 were $29.3 million, compared to $21.2 million in the same quarter of fiscal 2010.  In addition, real estate acquired in the settlement of loans (real estate owned) in the fourth quarter of fiscal 2011 totaled $11.2 million, compared to $14.0 million in the same quarter of fiscal 2010.
The average balance of investment securities decreased by $9.1 million, or 25 percent, to $26.7 million in the fourth quarter of fiscal 2011 from $35.8 million in the same quarter of fiscal 2010.  The decrease was attributable primarily to $3.3 million of agency debt securities, which were called by the issuer in the third quarter of fiscal 2011, and $5.5 million of principal payments on mortgage-backed securities in fiscal 2011.  The average yield on investment securities decreased 75 basis points to 2.32 percent in the fourth quarter of fiscal 2011 from 3.07 percent in the same quarter of fiscal 2010.  The decline in average yield was primarily attributable to the downward repricing of adjustable rate mortgage-backed securities.
In April 2011, the Federal Home Loan Bank (“FHLB”) – San Francisco announced a partial redemption of excess capital stock held by member banks and a cash dividend.  As a result, a total of $1.2 million of excess capital stock was redeemed and a $22,000 cash dividend was received by the Bank in the fourth quarter of fiscal 2011.
The average balance of excess liquidity, primarily cash with the Federal Reserve Bank of San Francisco, increased to $166.5 million in the fourth quarter of fiscal 2011 from $82.5 million in the same quarter of fiscal 2010.  The Bank maintained high levels of cash and cash equivalents in the fourth quarter of fiscal 2011 in response to the uncertain operating environment and to fund its mortgage banking operations.  The average yield earned on interest-earning deposits was 0.25% in the fourth quarter of fiscal 2011, much lower than the yield that could have been earned if the excess liquidity was deployed in loans or investment securities.

Average deposits were $948.2 million in the fourth quarter of fiscal 2011, a slight increase from $940.9 million in the same quarter of fiscal 2010.  The average cost of deposits decreased by 30 basis points to 1.02 percent in the fourth quarter of fiscal 2011 from 1.32 percent in the same quarter last year, primarily due to higher costing time deposits repricing to lower interest rates and a reduction in rates paid on transaction account balances (“core deposits”).  Core deposits increased by $14.3 million, or three percent, to $472.3 million at June 30, 2011 from $458.0 million at June 30, 2010, consistent with the Bank’s strategy to decrease the percentage of time deposits in its deposit base and to increase the percentage of lower cost checking and savings accounts.  Time deposits decreased by $1.4 million to $473.5 million at June 30, 2011 compared to $474.9 million at June 30, 2010.  The decline in time deposits includes $7.5 million of brokered deposits which matured in the fourth quarter of fiscal 2011, partly offset by an increase in retail time deposits.  As of June 30, 2011, the remaining outstanding balance of brokered deposits was $12.1 million.
The average balance of borrowings, which consisted of FHLB – San Francisco advances, decreased $91.9 million, or 30 percent, to $217.8 million in the fourth quarter of fiscal 2011 and the average cost of advances decreased 34 basis points to 3.85 percent in the fourth quarter of fiscal 2011, compared to an average balance of $309.7 million and an average cost of 4.19 percent in the same quarter of fiscal 2010.  The decrease in borrowings was primarily attributable to scheduled maturities.
The net interest margin during the fourth quarter of fiscal 2011 decreased 27 basis points to 2.83 percent from 3.10 percent in the same quarter last year.  The decrease was primarily due to the declining yield of interest-earning assets outpacing the decline in the average cost of liabilities.  The declining yield of interest-earning assets was attributable to the downward repricing of loans and investment securities, a lower average balance of loans which generally have higher yields and a higher level of excess liquidity invested at a nominal yield.  The decline in the average cost of liabilities was primarily due to the downward repricing of deposits and a decline in the average cost of borrowings attributable primarily to the scheduled maturities during the period.
During the fourth quarter of fiscal 2011, the Company recorded a provision for loan losses of $847,000, compared to no provision for loan losses during the same period of fiscal 2010 and the $2.69 million provision recorded in the third quarter of fiscal 2011 (sequential quarter).  The lower provision for loan losses recorded in the fourth quarter of fiscal 2011, in comparison to the third quarter of fiscal 2011 (sequential quarter), was primarily a result of the greatly improved asset quality from the sequential third quarter of fiscal 2011.
Non-performing assets, with underlying collateral primarily located in Southern California, decreased to $45.5 million, or 3.46 percent of total assets, at June 30, 2011, compared to $57.3 million, or 4.28 percent of total assets, at March 31, 2011 and $73.5 million, or 5.25 percent of total assets, at June 30, 2010.  Non-performing loans at June 30, 2011 were primarily comprised of 116 single-family loans ($31.8 million); three commercial real estate loans ($2.2 million); two multi-family loans ($2.0 million); one other mortgage loan ($972,000) and four commercial business loans ($143,000).  Real estate owned acquired in the settlement of loans at June 30, 2011 was comprised of 26 single-family properties ($6.7 million), one multi-family property ($1.0 million), one partially constructed commercial real estate property ($102,000), one developed lot

($399,000) and 25 undeveloped lots ($69,000).  Net charge-offs for the quarter ended June 30, 2011 were $4.84 million or 1.83 percent (annualized) of average loans receivable, compared to $7.35 million or 2.49 percent (annualized) of average loans receivable for the quarter ended June 30, 2010 and $5.14 million or 1.94 percent (annualized) of average loans receivable for the quarter ended March 31, 2011 (sequential quarter).
Classified assets at June 30, 2011 were $66.6 million, comprised of $12.9 million in the special mention category, $45.4 million in the substandard category and $8.3 million in real estate owned.  Classified assets at June 30, 2010 were $95.6 million, comprised of $20.5 million in the special mention category, $60.4 million in the substandard category and $14.7 million in real estate owned.
For the quarter ended June 30, 2011, thirteen loans for $5.4 million were re-underwritten and modified from their original terms, and were identified as restructured loans.  As of June 30, 2011, the outstanding balance of restructured loans was $39.2 million ($20.8 million are on accrual status):  34 loans are classified as pass, are not included in the classified asset totals described earlier and remain on accrual status ($15.3 million); five loans are classified as special mention and remain on accrual status ($4.6 million); 53 loans are classified as substandard ($19.3 million total, with 51 of the 53 loans or $18.4 million on non-accrual status); and one loan is classified as a loss, fully reserved and on non-accrual status.  As of June 30, 2011, $31.0 million, or 79 percent, of the restructured loans are current with respect to their payment status.
The allowance for loan losses was $30.5 million at June 30, 2011, or 3.34 percent of gross loans held for investment, compared to $43.5 million, or 4.14 percent of gross loans held for investment at June 30, 2010.  The allowance for loan losses at June 30, 2011 includes $14.1 million of specific loan loss reserves and $16.4 million of general loan loss reserves, compared to $17.8 million of specific loan loss reserves and $25.7 million of general loan loss reserves at June 30, 2010.  Management believes that, based on currently available information, the allowance for loan losses is sufficient to absorb potential losses inherent in loans held for investment as of June 30, 2011.
Non-interest income increased to $7.26 million in the fourth quarter of fiscal 2011 compared to $5.69 million in the same period of fiscal 2010, primarily the result of a $1.20 million increase in the gain on sale of loans and an improvement in real estate owned operations to a net gain of $257,000 in comparison to a net loss of $(231,000) in the comparable prior period.  On a sequential quarter basis, non-interest income declined primarily due to the $1.08 million net gain on sale of the retail banking facility in Temecula, California, not replicated in the current quarter.
The gain on sale of loans increased to $5.73 million for the quarter ended June 30, 2011 from $4.53 million in the comparable quarter last year, reflecting the net impact of a higher average loan sale margin and a lower loan sale volume.  The average loan sale margin for mortgage banking was 136 basis points for the quarter ended June 30, 2011, compared to 89 basis points in the comparable quarter last year.  The gain on sale of loans includes a favorable fair-value adjustment on loans held for sale and derivative financial instruments (commitments to extend credit, commitments to sell loans, commitments to sell mortgage-backed securities, and put option contracts) that amounted to a net gain of $2.85 million in the fourth quarter of fiscal 2011, as compared to a favorable fair-value adjustment that amounted to a net gain of $2.04 million in the same period last year.  The gain on sale of loans for the fourth quarter of fiscal 2011 includes a $402,000 recourse provision for loans sold that are subject to repurchase, compared to a $2.05 million recourse provision in the comparable quarter last year.  As of June 30, 2011, the recourse reserve for loans sold that are subject to repurchase was $4.2 million, compared to $6.3 million at June 30, 2010.
In the fourth quarter of fiscal 2011, $449.6 million of loans were originated for sale, a decrease of seven percent from $485.0 million for the same period last year.  The loan origination volume remains favorable from a historical perspective as a result of respectable liquidity in the secondary mortgage markets particularly in FHA/VA, Fannie Mae and Freddie Mac loan products and relatively low mortgage interest rates.  Total loans sold for the quarter ended June 30, 2011 were $406.5 million, a decrease of 14 percent from $474.7 million for the same quarter last year.  Total loan originations (including loans originated and purchased for investment and loans originated for sale) were $454.2 million in the fourth quarter of fiscal 2011, a decrease of seven percent from $486.8 million in the same quarter of fiscal 2010.
The sale and operations of real estate owned acquired in the settlement of loans resulted in a net gain of $257,000 in the fourth quarter of fiscal 2011, as compared to a net loss of $(231,000) in the comparable period last year.  Thirty-five real estate owned properties were sold in the quarter ended June 30, 2011 compared to 40 real estate owned properties sold in the same quarter last year.  During the fourth quarter of fiscal 2011, twenty-five real estate owned properties were acquired in the settlement of loans, compared to 42 real estate owned properties acquired in the settlement of loans in the comparable period last year.  As of June 30, 2011, the real estate owned balance was $8.3 million (54 properties), compared to $14.7 million (77 properties) at June 30, 2010.
Non-interest expenses increased to $11.81 million in the fourth quarter of fiscal 2011 from $10.47 million in the same quarter last year, primarily as a result of an increase in compensation expenses related to mortgage banking operations ($4.14 million versus $3.20 million), primarily due to higher incentive compensation expense.
The Company’s efficiency ratio increased to 72 percent in the fourth quarter of fiscal 2011 from 65 percent in the fourth quarter of fiscal 2010.  The increase was the result of an increase in non-interest expense and a decrease in net interest income, partly offset by an increase in non-interest income.
The Company’s tax provision was $1.56 million for the fourth quarter of fiscal 2011, down $757,000 from $2.32 million in the same quarter last year.  The effective income tax rate for the quarter ended June 30, 2011 was 42.6 percent as compared to 42.0 percent in the same quarter last year.  The increase in the effective income tax rate was primarily the result of a higher percentage of permanent tax differences relative to income before taxes.  The Company believes that the tax provision recorded in the fourth quarter of fiscal 2011 reflects its current income tax obligations.
The Bank currently operates 14 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).  Provident Bank Mortgage operates wholesale loan production offices in Pleasanton and Rancho Cucamonga, California and retail loan production offices in City of Industry, Escondido, Glendora, Hermosa Beach, Pleasanton, Rancho Cucamonga and Riverside (3), California.

The Company will host a conference call for institutional investors and bank analysts on Friday, July 29, 2011 at 9:00 a.m. (Pacific) to discuss its financial results.  The conference call can be accessed by dialing 1-888-428-4480 and requesting the Provident Financial Holdings Earnings Release Conference Call.  An audio replay of the conference call will be available through Friday, August 5, 2011 by dialing 1-800-475-6701 and referencing access code number 211293.
For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement

This press release and the conference call noted above contain statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make.  Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially include, but are not limited to the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Federal Reserve Board and our bank subsidiary by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach;  our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common stock; adverse changes in the securities markets;  inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition (Unaudited – Dollars In Thousands)
	June 30, 2011	June 30, 2010

Assets
Cash and cash equivalents	$142,550	$96,201
Investment securities – available for sale at fair value	26,193	35,003
Loans held for investment, net of allowance for loan losses of $30,482 and $43,501, respectively	881,610	1,006,260
Loans held for sale, at fair value	191,678	170,255
Accrued interest receivable	3,778	4,643
Real estate owned, net	8,329	14,667
FHLB – San Francisco stock	26,976	31,795
Premises and equipment, net	4,805	5,841
Prepaid expenses and other assets	28,630	34,736

Total assets	$1,314,549	$1,399,401

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$45,437	$52,230
Interest-bearing deposits	900,330	880,703
Total deposits	945,767	932,933

Borrowings	206,598	309,647
Accounts payable, accrued interest and other liabilities	20,441	29,077
Total liabilities	1,172,806	1,271,657

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)	-	-
Common stock, $.01 par value (40,000,000 and 40,000,000 shares authorized, respectively; 17,610,865 and 17,610,865 shares issued, respectively; 11,418,654 and 11,406,654 shares outstanding, respectively)	176	176
Additional paid-in capital	85,432	85,663
Retained earnings	148,147	135,383
Treasury stock at cost (6,192,211 and 6,204,211 shares, respectively)	(92,650)	(93,942)
Unearned stock compensation	-	(203)
Accumulated other comprehensive income, net of tax	638	667

Total stockholders’ equity	141,743	127,744

Total liabilities and stockholders’ equity	$1,314,549	$1,399,401

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition – Sequential Quarter (Unaudited – Dollars In Thousands)
	June 30, 2011	March 31, 2011

Assets
Cash and cash equivalents	$ 142,550	$ 175,357
Investment securities – available for sale at fair value	26,193	27,132
Loans held for investment, net of allowance for loan losses of $30,482 and $34,478, respectively	881,610	913,396
Loans held for sale, at fair value	191,678	146,559
Accrued interest receivable	3,778	3,778
Real estate owned, net	8,329	10,659
FHLB – San Francisco stock	26,976	28,185
Premises and equipment, net	4,805	4,616
Prepaid expenses and other assets	28,630	29,349

Total assets	$ 1,314,549	$ 1,339,031

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$ 45,437	$ 42,433
Interest-bearing deposits	900,330	904,502
Total deposits	945,767	946,935

Borrowings	206,598	231,611
Accounts payable, accrued interest and other liabilities	20,441	20,908
Total liabilities	1,172,806	1,199,454

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)	-	-
Common stock, $.01 par value (40,000,000 and 40,000,000 shares authorized, respectively; 17,610,865 and 17,610,865 shares issued, respectively; 11,418,654 and 11,418,654 shares outstanding, respectively)	176	176
Additional paid-in capital	85,432	86,520
Retained earnings	148,147	146,159
Treasury stock at cost (6,192,211 and 6,192,211 shares, respectively)	(92,650)	(93,942)
Accumulated other comprehensive income, net of tax	638	664

Total stockholders’ equity	141,743	139,577

Total liabilities and stockholders’ equity	$ 1,314,549	$ 1,339,031

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations (Unaudited - In Thousands, Except Earnings Per Share)
	Quarter Ended June 30,		Fiscal Year Ended June 30,

	2011	2010	2011	2010
Interest income:
Loans receivable, net	$13,278	$16,290	$57,442	$67,665
Investment securities	155	275	798	2,144
FHLB – San Francisco stock	22	21	110	112
Interest-earning deposits	105	51	339	242
Total interest income	13,560	16,637	58,689	70,163

Interest expense:
Checking and money market deposits	218	330	1,019	1,396
Savings deposits	258	399	1,142	1,891
Time deposits	1,934	2,375	8,099	12,213
Borrowings	2,093	3,231	10,680	15,085
Total interest expense	4,503	6,335	20,940	30,585

Net interest income, before provision for loan losses	9,057	10,302	37,749	39,578
Provision for loan losses	847	-	5,465	21,843
Net interest income, after provision for loan losses	8,210	10,302	32,284	17,735

Non-interest income:
Loan servicing and other fees	195	160	892	797
Gain on sale of loans, net	5,735	4,534	31,194	14,338
Deposit account fees	571	688	2,504	2,823
Gain on sale of investment securities	-	-	-	2,290
Gain (loss) on sale and operations of real estate owned acquired in the settlement of loans	257	(231)	(1,351)	16
Other	503	537	3,118	1,995
Total non-interest income	7,261	5,688	36,357	22,259

Non-interest expense:
Salaries and employee benefits	7,854	6,531	29,966	23,379
Premises and occupancy	860	766	3,270	3,048
Equipment	429	589	1,526	1,614
Professional expenses	512	340	1,669	1,517
Sales and marketing expenses	176	189	672	623
Deposit insurance and regulatory assessments	570	679	2,610	2,988
Other	1,407	1,375	5,659	4,970
Total non-interest expense	11,808	10,469	45,372	38,139

Income before taxes	3,663	5,521	23,269	1,855
Provision for income taxes	1,562	2,319	10,049	740
Net income	$2,101	$3,202	$13,220	$1,115

Basic earnings per share	$0.18	$0.28	$1.16	$0.13
Diluted earnings per share	$0.18	$0.28	$1.16	$0.13
Cash dividends per share	$0.01	$0.01	$0.04	$0.04

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations – Sequential Quarter (Unaudited – In Thousands, Except Earnings Per Share)
	Quarter Ended
	June 30,	March 31,
	2011	2011
Interest income:
Loans receivable, net	$ 13,278	$ 13,715
Investment securities	155	185
FHLB – San Francisco stock	22	22
Interest-earning deposits	105	104
Total interest income	13,560	14,026

Interest expense:
Checking and money market deposits	218	225
Savings deposits	258	257
Time deposits	1,934	1,930
Borrowings	2,093	2,442
Total interest expense	4,503	4,854

Net interest income, before provision for loan losses	9,057	9,172
Provision for loan losses	847	2,693
Net interest income, after provision for loan losses	8,210	6,479

Non-interest income:
Loan servicing and other fees	195	298
Gain on sale of loans, net	5,735	6,680
Deposit account fees	571	633
Gain (loss) on sale and operations of real estate owned acquired in the settlement of loans, net	257	(550)
Other	503	1,603
Total non-interest income	7,261	8,664

Non-interest expense:
Salaries and employee benefits	7,854	7,170
Premises and occupancy	860	786
Equipment	429	394
Professional expenses	512	356
Sales and marketing expenses	176	202
Deposit insurance premiums and regulatory assessments	570	695
Other	1,407	1,409
Total non-interest expense	11,808	11,012

Income before taxes	3,663	4,131
Provision for income taxes	1,562	1,796
Net income	$ 2,101	$ 2,335

Basic earnings per share	$ 0.18	$ 0.20
Diluted earnings per share	$ 0.18	$ 0.20
Cash dividends per share	$ 0.01	$ 0.01

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands, Except Share Information )
	Quarter Ended June 30,		Fiscal Year Ended June 30,
	2011	2010	2011	2010
SELECTED FINANCIAL RATIOS:
Return on average assets	0.63%	0.92%	0.97%	0.08%
Return on average stockholders’ equity	5.99%	10.16%	9.74%	0.94%
Stockholders’ equity to total assets	10.78%	9.13%	10.78%	9.13%
Net interest spread	2.69%	2.97%	2.76%	2.71%
Net interest margin	2.83%	3.10%	2.90%	2.83%
Efficiency ratio	72.36%	65.47%	61.23%	61.68%
Average interest-earning assets to average interest-bearing liabilities	109.78%	106.47%	108.31%	105.68%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.18	$0.28	$1.16	$0.13
Diluted earnings per share	$0.18	$0.28	$1.16	$0.13
Book value per share	$12.41	$11.20	$12.41	$11.20
Shares used for basic EPS computation	11,418,654	11,345,955	11,389,106	8,920,775
Shares used for diluted EPS computation	11,479,252	11,345,955	11,415,541	8,920,775
Total shares issued and outstanding	11,418,654	11,406,654	11,418,654	11,406,654

LOANS ORIGINATED FOR SALE:
Retail originations	$169,579	$159,735	$750,737	$464,145
Wholesale originations	280,062	325,297	1,392,806	1,336,686
Total loans originated for sale	$449,641	$485,032	$2,143,543	$1,800,831

LOANS SOLD:
Servicing released	$405,785	$473,635	$2,115,845	$1,778,684
Servicing retained	670	1,049	1,999	2,541
Total loans sold	$406,455	$474,684	$2,117,844	$1,781,225

	As of 06/30/11	As of 03/31/11	As of 12/31/10	As of 09/30/10
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$4,216	$4,059	$5,295	$6,498
Allowance for loan losses	$30,482	$34,478	$36,925	$39,086
Non-performing loans to loans held for investment, net	4.21%	5.11%	5.37%	5.76%
Non-performing assets to total assets	3.46%	4.28%	4.68%	5.23%
Allowance for loan losses to non-performing loans	82.10%	73.91%	73.80%	70.07%
Allowance for loan losses to gross loans held for investment	3.34%	3.64%	3.81%	3.88%
Net charge-offs to average loans receivable (annualized)	1.83%	1.94%	1.12%	1.82%
Non-performing loans	$37,126	$46,649	$50,035	$55,785
Loans 30 to 89 days delinquent	$2,057	$5,662	$9,497	$4,323

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	06/30/11	03/31/11	12/31/10	09/30/10
Recourse provision (recovery) for loans sold	$402	$(1,236)	$173	$536
Provision for loan losses	$847	$2,693	$1,048	$877

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited)
	As of	As of	As of	As of
	06/30/11	03/31/11	12/31/10	09/30/10

REGULATORY CAPITAL RATIOS:
Tangible equity ratio	10.53%	10.16%	9.80%	9.25%
Core capital ratio	10.53%	10.16%	9.80%	9.25%
Total risk-based capital ratio	17.56%	16.07%	15.23%	13.96%
Tier 1 risk-based capital ratio	16.30%	14.82%	13.97%	12.69%

(Dollars in Thousands)	As of June 30,
	2011		2010
	Balance	Rate	Balance	Rate
INVESTMENT SECURITIES:
Available for sale (at fair value):
U.S. government sponsored enterprise debt securities	$-	-%	$3,317	4.00%
U.S. government agency MBS	14,409	2.44	17,715	3.31
U.S. government sponsored enterprise MBS	10,417	2.51	12,456	2.73
Private issue collateralized mortgage obligations	1,367	2.53	1,515	2.65
Total investment securities available for sale	$26,193	2.47%	$35,003	3.14%

LOANS HELD FOR INVESTMENT:
Single-family (1 to 4 units)	$494,192	4.17%	$583,126	4.91%
Multi-family (5 or more units)	304,808	6.06	343,551	6.19
Commercial real estate	103,637	6.89	110,310	6.84
Construction	-	-	400	5.25
Other mortgage	1,530	5.69	1,532	6.16
Commercial business	4,526	7.04	6,620	7.10
Consumer	750	7.51	857	7.65
Total loans held for investment	909,443	5.13%	1,046,396	5.55%

Deferred loan costs, net	2,649		3,365
Allowance for loan losses	(30,482)		(43,501)
Total loans held for investment, net	$881,610		$1,006,260

Purchased loans serviced by others included above	$20,354	4.74%	$22,023	4.81%

DEPOSITS:
Checking accounts – non interest-bearing	$45,437	-%	$52,230	-%
Checking accounts – interest-bearing	185,229	0.34	176,664	0.59
Savings accounts	208,799	0.46	204,402	0.75
Money market accounts	32,838	0.62	24,731	0.96
Time deposits	473,464	1.62	474,906	1.90
Total deposits	$945,767	1.00%	$932,933	1.27%

Brokered deposits included above	$12,151	3.11%	$19,612	2.78%

Note: The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited – Dollars in Thousands)

	As of June 30,
	2011		2010
	Balance	Rate	Balance	Rate
BORROWINGS:
Overnight	$-	-%	$-	-%
Three months or less	20,000	4.17	-	-
Over three to six months	10,000	3.19	48,000	5.22
Over six to twelve months	60,000	3.86	85,000	4.20
Over one to two years	20,000	3.39	90,000	3.85
Over two to three years	65,000	3.79	20,000	3.39
Over three to four years	-	-	65,000	3.79
Over four to five years	-	-	-	-
Over five years	31,598	3.71	1,647	6.37
Total borrowings	$206,598	3.77%	$309,647	4.13%

	Quarter Ended		Fiscal Year Ended
	June 30,		June 30,
	2011	2010	2011	2010
SELECTED AVERAGE BALANCE SHEETS:	Balance	Balance	Balance	Balance

Loans receivable, net (1)	$1,059,216	$1,180,708	$1,108,087	$1,211,600
Investment securities	26,697	35,846	30,364	57,083
FHLB – San Francisco stock	27,574	32,375	29,480	32,861
Interest-earning deposits	166,509	82,483	134,953	96,421
Total interest-earning assets	$1,279,996	$1,331,412	$1,302,884	$1,397,965
Total assets	$1,329,554	$1,397,156	$1,362,711	$1,462,279

Deposits	$948,180	$940,909	$939,193	$949,316
Borrowings	217,812	309,651	263,772	373,458
Total interest-bearing liabilities	$1,165,992	$1,250,560	$1,202,965	$1,322,774
Total stockholders’ equity	$140,386	$126,016	$135,711	$119,250

	Quarter Ended		Fiscal Year Ended
	June 30,		June 30,
	2011	2010	2011	2010
	Yield/Cost	Yield/Cost	Yield/Cost	Yield/Cost

Loans receivable, net (1)	5.01%	5.52%	5.18%	5.58%
Investment securities	2.32%	3.07%	2.63%	3.76%
FHLB – San Francisco stock	0.32%	0.26%	0.37%	0.34%
Interest-earning deposits	0.25%	0.25%	0.25%	0.25%
Total interest-earning assets	4.24%	5.00%	4.50%	5.02%

Deposits	1.02%	1.32%	1.09%	1.63%
Borrowings	3.85%	4.19%	4.05%	4.04%
Total interest-bearing liabilities	1.55%	2.03%	1.74%	2.31%

(1)	Includes loans held for investment, loans held for sale at fair value and loans held for sale at lower of cost or market, net of allowance for loan losses.

Note: The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Asset Quality (Unaudited – Dollars in Thousands)
	As of	As of	As of	As of	As of
	06/30/11	03/31/11	12/31/10	09/30/10	06/30/10
Loans on non-accrual status:
Mortgage loans:
Single-family	$16,705	$20,160	$23,975	$26,640	$30,129
Multi-family	1,463	2,558	1,525	3,440	3,945
Commercial real estate	560	375	1,645	377	725
Construction	-	250	250	250	350
Commercial business loans	-	-	37	37	-
Consumer loans	-	-	-	-	1
Total	18,728	23,343	27,432	30,744	35,150

Accruing loans past due 90 days or more:	-	-	-	-	-
Total	-	-	-	-	-

Restructured loans on non-accrual status:
Mortgage loans:
Single-family	15,133	17,185	18,620	21,267	19,522
Multi-family	490	2,368	2,622	2,631	2,541
Commercial real estate	1,660	2,405	983	1,000	1,003
Other	972	1,203	232	-	-
Commercial business loans	143	145	146	143	567
Total	18,398	23,306	22,603	25,041	23,633

Total non-performing loans	37,126	46,649	50,035	55,785	58,783

Real estate owned, net	8,329	10,659	13,470	16,937	14,667
Total non-performing assets	$45,455	$57,308	$63,505	$72,722	$73,450

Restructured loans on accrual status:
Mortgage loans:
Single-family	$15,589	$19,929	$16,149	$19,044	$33,212
Multi-family	3,665	914	918	-	-
Commercial real estate	1,142	536	1,830	1,832	1,832
Other	237	-	1,292	1,292	1,292
Commercial business loans	125	90	94	96	-
Total	$20,758	$21,469	$20,283	$22,264	$36,336